Exhibit 99.1

ROVI ANNOUNCES NEW BOARD COMPENSATION ARRANGEMENTS

Reductions Effective Immediately for 2015

SANTA CLARA, Calif.–(BUSINESS WIRE)– May 1, 2015 – Rovi Corporation (NASDAQ: ROVI) today announced that its Board of Directors has approved new compensation arrangements reducing overall compensation for its outside directors. Under the new arrangements, the outside directors’ 2015 total direct compensation has been reduced to the 50th percentile of Rovi’s peer group. Both cash retainers and equity compensation payments are being reduced. The new arrangements are effective immediately for 2015.

Andrew Ludwick, Chairman of the Rovi Board of Directors, commented, “The Board’s evaluation of overall Director compensation reflects recent constructive conversations we have had with a number of Rovi stockholders. As we changed our peer group last year to better reflect the Company’s current size and market capitalization following the sale of DivX, existing director compensation became outsized relative to our new peers. We have taken steps to reset the compensation arrangements for the entire 2015 year, effective immediately. Our Board compensation policies have always favored equity-based compensation, and we expect them to do so going forward, ensuring that director compensation is closely aligned with the interests of Rovi stockholders.”

Effective for 2015, each of the company’s non-employee directors will receive the following compensation:

Position	Board Annual Cash Retainer	Audit Committee Annual Cash Retainer	Corporate Governance and Nominating Committee Annual Cash Retainer	Compensation Committee Annual Cash Retainer
Chair	$96,000	$23,500	$10,000	$18,500
Member	$46,000	$10,000	$5,000	$9,000

Each of the above-mentioned cash retainers will be paid in four quarterly installments in January, April, July and October to those directors who serve on the Board of Directors on such payment dates. Non-employee directors are also reimbursed for customary travel expenses incurred attending Company meetings. The Company does not pay, and its directors do not receive, any “per-meeting” fees.

In addition, on the first eligible restricted stock granting date after the date of the Company’s Annual Meeting of Stockholders each year, each non-employee director, provided that he or she has served on the Board for at least one year, and if he or she continues to serve as a member of the Board, will receive an automatic annual restricted stock grant for the number of shares with a market value equal to $160,000.

The net effect of these changes is a reduction of each element of director cash compensation to the 50th percentile, and a reduction of the equity compensation from $220,000 to $160,000 per year, which is in-line with the median of our peer group.

About Rovi Corporation

Rovi is leading the way to a more personalized entertainment experience. The company’s pioneering guides, metadata and recommendations continue to drive program search and navigation on millions of devices across the globe. With a new generation of cloud-based discovery capabilities and emerging solutions for interactive advertising and audience analytics, Rovi is enabling premier brands worldwide to increase their reach, drive consumer satisfaction and create a better entertainment experience across multiple screens. Rovi holds over 5,000 issued or pending patents worldwide and is headquartered in Santa Clara, California. Discover more about Rovi at Rovicorp.com.

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